Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Equity Incentive Plan of Altair Engineering Inc. of our reports dated February 22, 2024, with respect to the consolidated financial statements of Altair Engineering Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Altair Engineering Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

February 22, 2024